January 28, 2016

Northern Lights Fund Trust III

17605 Wright Street

Suite 2

Omaha, Nebraska 68130

Re: Northern Lights Fund Trust III - File Nos. 333-178833 and 811-22655

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 208 to the Northern Lights Fund Trust III Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 228 under the Securities Act of 1933 (Amendment No. 231 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

850913.60